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PRESS RELEASE                                             FOR IMMEDIATE RELEASE
                                                     Contact:  John G. Robinson
                                                      Telephone: (724) 684-6800


                         FEDFIRST FINANCIAL CORPORATION
                       ANNOUNCES STOCK REPURCHASE PROGRAM

      March 28, 2007, Monessen, PA.  FedFirst Financial Corporation (NASDAQ
Capital: FFCO) today announced that the Company's board of directors has approved the repurchase of up to 153,500 shares of the Company's outstanding common stock, which is approximately 5% of outstanding shares held by persons other than FedFirst Financial Mutual Holding Company. Purchases will be conducted solely through a Rule 10b5-1 repurchase plan with Sandler O'Neill & Partners, L.P. Purchases will be based upon the parameters of the Rule 10b5-1 repurchase plan.

      The Rule 10b5-1 repurchase plan allows the Company to repurchase its shares during periods when it would normally not be active in the market due to its internal trading blackout period.

      FedFirst Financial Corporation is the parent company of First Federal Savings Bank, a community-oriented financial institution operating eight full-service branch locations in southwestern Pennsylvania. First Federal offers a broad array of retail and commercial lending and deposit services and provides commercial and personal insurance services through Exchange Underwriters, Inc.